Exhibit 10.1

August 22, 2022

By E-mail

Mr. Greg Dale
Comscore, Inc.
Dear Greg:
On behalf of Comscore, Inc. (the “Company”), I am pleased to provide you (“Executive”) with this letter (this “Letter”) memorializing the terms of your employment as Chief Operating Officer of the Company, effective as of August 23, 2022 (the “Start Date”). Reference is made herein to those certain Change of Control and Severance Agreements by and between Executive and the Company dated as of August 23, 2022 (collectively, the “Severance Agreement”) and that certain Indemnification Agreement by and between Executive and the Company dated as of August 23, 2022 (the “Indemnification Agreement”).
1.COMPENSATION
During the period in which Executive serves as the Chief Operating Officer of the Company, as compensation for all services provided by Executive, Executive will receive the following:
•Annualized base salary of $335,000, less applicable taxes and other withholdings, payable in accordance with the Company’s payroll practices in effect from time to time.
•Eligibility to participate in the Company’s short-term incentive program (“STIP”) with a target annual incentive equal to 75% of Executive’s annualized base salary, which will be prorated for the portion of the 2022 STIP that elapses following the Start Date and otherwise subject to the terms and conditions of the Company’s STIP as in effect from time to time. For the avoidance of doubt, the goals established by the Company for the 2022 STIP will remain in effect for the duration of 2022.
•Beginning in 2023, eligibility to participate in the Company’s long-term incentive program (“LTIP”), subject to the terms and conditions of the Company’s LTIP as in effect from time to time.
•Eligibility to participate in those employee benefit plans and programs (e.g., health, dental, vacation, etc.) and business expense reimbursements that the Company makes generally available to its other executive officers from time to time, subject to the terms and conditions of the applicable plans, programs and policies as in effect from time to time.
•Subject to approval by the Board of Directors of the Company (the “Board”), Executive will receive a one-time grant of options to purchase 160,000 shares of the Company’s common stock under (and pursuant to the terms of) the Company’s 2018 Equity and Incentive Compensation Plan (the “Plan”), with a per share exercise price equal to the greater of (i) the closing price per share of the Company’s common stock on the date of grant or (ii) $2.50 (the “Options”), which will vest in equal annual installments on the first, second, third and fourth anniversaries of the Start Date. Any Options granted will be subject to (i) other terms and conditions determined by the Board (not inconsistent with this Letter), and (ii) Executive’s continued service with the Company or one of its affiliates through each vesting date. Notwithstanding the foregoing, if Executive’s service with the Company and its affiliates is terminated by the Company without Cause or by Executive for Good Reason, in either case within 12 months following a Change of Control (each, as defined in the Severance Agreement), then subject to Executive’s timely entry into a release of claims in a form acceptable to the Company (which will: (i) release any then-existing claims against the Company, its affiliates, and each of their respective predecessors, successors, officers, directors, managers, members, partners, agents, and representatives; and (ii) be provided by the Company to Executive within five (5) days after Executive’s service ends), any unvested portion of the Options will fully vest upon such termination and Executive will have 90 days thereafter (or until the Option’s 10-year expiration date, if earlier) to exercise any vested Options.
•Subject to approval by the Board, Executive will receive a one-time grant of 110,000 performance restricted stock units (determined by dividing $275,000 by a price per share of $2.50) (the “PRSUs”) under (and pursuant to the terms of) the Plan, which will have the opportunity to vest quarterly from the Start Date through the tenth anniversary of the Start Date or an earlier Change of Control, subject to and in accordance with the achievement of each of the following stock-price hurdles on or prior to such date:

Stock-Price Hurdle*	Percentage of PRSUs That Vest	Number of PRSUs That Vest
$5.00	18.0%	19,800
$7.00	18.0%	19,800
$9.00	12.0%	13,200
$11.00	12.0%	13,200
$12.00	10.0%	11,000
$13.00	10.0%	11,000
$14.00	10.0%	11,000
$15.00	10.0%	11,000
*The applicable Stock-Price Hurdle is achieved on the date the closing price of a share of common stock of the Company is equal to or greater than the applicable Stock-Price Hurdle for 65 consecutive trading days. If vesting in connection with a Change of Control, the applicable Stock-Price Hurdle is achieved based on the per share price paid in connection with such Change of Control, with linear interpolation for Change of Control prices that fall between Stock-Price Hurdles listed herein.
The PRSUs are subject to (i) the terms and conditions determined by the Board (not inconsistent with this Letter), (ii) deferred settlement following vesting until the earlier to occur of a “change in control event” or Executive’s “separation from service” (in each case, within the meaning of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”)), and (iii) Executive’s continued service with the Company or one of its affiliates through each vesting date.
For 2022, the performance-based incentive described in Executive’s December 6, 2021 offer letter (the “Performance Incentive”) will be paid based on achievement of the adjusted EBITDA goals set forth in the 2022 STIP, with a payout of $0 for below-threshold achievement, $60,000 for threshold achievement, and $120,000 for target or above-target achievement, with straight-line interpolation between performance levels. For 2023 and 2024, the Performance Incentive will be paid based on achievement of adjusted EBITDA or other operating goals established by the Compensation Committee in the relevant year, with a target payout of $120,000 for each year. Payment of the 2022 Performance Incentive will be made on or before March 15, 2023, payment of the 2023 Performance Incentive will be made on or before March 15, 2024, and payment of the 2024 Performance Incentive will be made on or before March 15, 2025, subject in each case to Executive’s continued employment through the relevant payment date. Payment of the Performance Incentive may be made in cash, shares of common stock, or restricted stock units (or a combination thereof) in the Compensation Committee’s discretion. For the avoidance of doubt, the Performance Incentive shall not be considered a “short-term incentive” under the Severance Agreement.
2.MISCELLANEOUS
Reference is made to that certain At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement between Executive and the Company executed December 16, 2021 (the “NDA”).

In entering into this Letter, and as an express inducement for the Company to provide the consideration referenced herein and to continue to employ Executive, Executive expressly promises to abide by the terms of the NDA. Executive acknowledges and agrees that the NDA is necessary to protect the Company’s legitimate business interests and is reasonable and enforceable in all respects.
Executive’s employment is not for a specific term and is terminable at-will. This means that Executive is not entitled to remain an employee or officer of the Company or any of its subsidiaries for any particular period of time, and either Executive or the Company may terminate the employment relationship at any time, with or without notice, and for any reason not prohibited by applicable law. During the term of Executive’s employment with the Company, Executive will be expected to comply with all of the Company’s policies and procedures in effect from time to time.
In entering into this Letter, Executive represents that Executive has complied with all applicable laws in the course of providing services for the Company or any of its affiliates through the Start Date, and Executive has not engaged in any breach of fiduciary duty, breach of any duty of loyalty or disclosure, fraudulent activity, unlawful or tortious activity or criminal activity, in each case: (i) towards or with respect to the Company or any of its affiliates; or (ii) with respect to any action or omission undertaken (or that was failed to be undertaken) in the course of his employment, engagement or affiliation with the Company or any of its affiliates.
Amounts paid or payable hereunder shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company from time to time, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable hereunder. Notwithstanding anything herein to the contrary, the Company reserves the right, without Executive’s consent, to adopt or amend any such clawback policies and procedures, including such policies and procedures applicable to amounts paid or payable hereunder, with retroactive effect.
The Company may withhold from any payments made pursuant to this Letter all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.
It is intended that the provisions of this Letter are either exempt from or compliant with the requirements of Section 409A, and to the extent that the requirements of Section 409A are applicable thereto, all provisions of this Letter shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Letter constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code of 1986, as amended, solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
Notwithstanding any provision in this Letter to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six months after the date of Executive’s “separation from service” within the meaning of Section 409A (such earlier date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date.
Notwithstanding the provisions of the two preceding paragraphs, the Company makes no representations that the payments, equity awards and benefits provided under this Letter are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
This Agreement, the Severance Agreement, the NDA and the Indemnification Agreement constitute the entire agreement of the parties with regard to the subject matter hereof and are intended by the parties to supersede all prior and contemporaneous agreements and understandings, oral and written, between Executive and the Company or any of its affiliates with regard to the subject matter hereof. Executive represents that he has received all amounts owed to him by the Company or any of its affiliates as of the date of this Letter.
All references herein to a statute, agreement, instrument or other document shall be deemed to refer to such statute, agreement, instrument or other document as amended, supplemented, modified and restated from time to time. Neither this Letter nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Letter has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties. This Letter may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitute one agreement that is binding upon each of the parties, notwithstanding that all parties are not signatories to the same counterpart.
*****
We look forward to your contributions to the Company as Chief Operating Officer and appreciate your willingness to assume this role. To accept the terms of your employment memorialized in this Letter, please sign below.
Sincerely,

COMSCORE, INC.

By: /s/ Sara Dunn
Sara Dunn
Chief People Officer
ACKNOWLEDGED AND AGREED:

/s/ Greg Dale
Greg Dale
Date: August 24, 2022
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